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                                                                    EXHIBIT 3(a)


                            ARTICLES OF INCORPORATION
                                       OF
                           NATIONAL GAS & OIL COMPANY


         The undersigned desiring to form a corporation for profit under Chapter 1701 of the Ohio Revised Code, does hereby certify:

         FIRST: The name of the corporation shall be NATIONAL GAS & OIL COMPANY.

         SECOND: The place in Ohio where the principal office of the corporation is to be located is the City of Newark, Licking County, Ohio.

         THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

         FOURTH: The authorized number of shares of the corporation shall be 14,100,000 of which 14,000,000 shall be common shares, each a par value of $1.00, and 100,000 shall be serial preferred shares, each without par value. Except to the extent that the voting rights of the shares of any class are increased, limited, or denied by an amendment to the Articles adopted by the shareholders of the corporation, and except as provided in script issued in lieu of a certificate for a fraction of a share, each outstanding share regardless of class shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent waiver, release, or other action, subject to any provisions of the Ohio Revised Code with respect to cumulative voting.

         (This article FOURTH was adopted by shareholder ratification at the Annual Meeting of Shareholders held on May 18, 1995).

         FOURTH: SECTION A. Series A Preferred Shares. Of the 100,000 serial preferred shares, without par value, of the Corporation, 28,000 shall constitute a series of Preferred Shares and shall have, subject and in addition to the other provisions of this Article Fourth, the following relative rights, preferences and limitations:

         1. Designation and Amount. The shares of such series are designated "Series A Preferred Shares" with the rights, preferences, privileges and restrictions specified herein (the "Series A Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

         2. Dividends and Distributions.


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         (A) Subject to the rights of the holders of any shares of any series of
Preferred Stock (or any similar stock) ranking prior and superior to the Series
A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $1.00 per share (the "Common Stock"), of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 500 times the aggregate per share amount of all cash dividends, and 500 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) declared on the Common Stock since the immediately preceding
Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this subsection 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless by payable on each subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the


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determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

         (A) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the corporation.

         (B) Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

         (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         4. Certain Restrictions.
            ---------------------

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in subsection 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock, outstanding shall have been paid in full, the corporation shall not:

         (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

         (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

         (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or


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         (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this subsection 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificate of Determination of Preferences creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 500 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are

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exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 500 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation's Preferred Stock.

         (This article FOURTH: SECTION A. was adopted by the Board of Directors on February 16, 1996.)

         FIFTH: The amount of stated capital with which the corporation will begin business shall be $500.

         SIXTH: The Directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it,
(B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the Articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the Articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article Sixth of these Articles shall not limit the plenary authority of the Directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its Articles.

         SEVENTH: A Director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as vendor, purchaser, employee, agent or otherwise. No contract or transaction shall be void or voidable with respect to the corporation for the reason that it is between the corporation and one or more of its Directors or officers, or between the corporation and any other person in which one or more of its Directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more

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interested Directors or officers participated in or voted at the meeting of the
Directors or a committee thereof which authorized such contract or transaction, if in any such case (A) the material facts as to the relationship or interest of such Director, officer or other person and as to the contract or transaction are disclosed or are known to the Directors or the committee, or such members thereof as shall be present at any meeting at which action upon any such contract or transaction shall be taken, and the Directors or committee, in good faith, reasonably justified by such facts, authorized the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors constitute less than a quorum; or (B) the material facts as to the relationship or interest of such Director, officer or other person and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or (C) the contract or transaction is fair as to the corporation as of the time it is authorized or approved by the Directors, a committee thereof, or the shareholders. Common or interested Directors may be counted in determining the presence of a quorum at any meeting of the Directors, or of a committee thereof, which authorizes the contract or transaction.

         EIGHTH: The Directors of the corporation may adopt an amendment to the Articles in respect of any unissued or treasury shares of any class and thereby fix or change: the divisions of such shares into series and the designation and authorized number of shares of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of any class or series.

         NINTH: No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

         TENTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes; provided, however, that if any three Directors of the corporation shall affirmatively vote against the approval of any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than eighty percent of the voting power of the corporation, or eighty percent of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class, shall be required to adopt:

          (1) Proposed Amended Articles or an amendment to the Articles of the corporation;

          (2) Proposed new Regulations or an amendment of the Regulations of the corporation;

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          (3)  An agreement of merger of consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations and requiring shareholder approval;

          (4) A proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

          (5) A proposal to sell, exchange, transfer, lease or otherwise dispose of all, or substantially all, the assets, with or without the goodwill, of the corporation; or

          (6)  A proposed dissolution of the corporation.

The written objection of a Director to any such matter submitted to the Chairman of the Board, President or Secretary of the corporation not less than three days before the meeting of shareholders at which any such matter is to be considered shall be deemed the affirmative vote by such Director against such matter.

         ELEVENTH: In the event that any person proposes (a) an exchange or tender offer for shares of the corporation, (b) a merger or consolidation of the corporation, or (c) a purchase or acquisition of all or substantially all of the assets of the corporation, the Directors of the corporation shall, in evaluating what is in the best interests of the corporation, consider the following:

          (1)  the fairness of the price or financial terms of the proposal;

          (2) the effect upon employees, customers and suppliers of the corporation and its subsidiaries;

          (3) the relationship of the proposal to the value of the corporation in a transaction of a similar type resulting from voluntary negotiations; and

          (4) such other factors, whether legal, economic, or social, as the Directors determine to be relevant.


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